Exhibit 4.11

Translation

For information only

December 1, 2004

AMENDMENT TO THE FINANCIAL LEASE (“CREDIT-BAIL”) BETWEEN

CENTRE DE CONGRES NEWPORT SAS AND EDL HOTELS SCA

On December 1, 2004,

In Paris

Identification of the parties

The parties to this Amendment to the Crédit-Bail are:

1°                                     Centre de Congrès Newport S.A.S., a société par actions simplifiée with a share capital of € 7,358,409, whose registered office is at Immeubles Administratifs, Route Nationale 34, Chessy, 77144 Montévrain, registered at the Registre du Commerce et des Sociétés de Meaux under n° 404 137 903

Hereinafter referred to either as « Lessor » or as « Centre de Congrès Newport SAS »

OF THE FIRST PART

2°                                     EDL Hôtels S.C.A., a société en commandite par actions, with a share capital of €152,801,556, whose registered office is at Immeubles Administratifs, Route Nationale 34, Chessy, 77144 Montévrain, registered at the Registre du Commerce et des Sociétés de Meaux under n° 347 686 206

Hereinafter referred to either as « Lessee » or as « EDL Hôtels »

OF THE SECOND PART

Presence – Representation

•                  Centre de Congrès Newport SAS is represented by Mr. Jeffrey R. Speed,

•                  EDL Hôtels is represented by Mr. Jeffrey R. Speed.

PRIOR TO ENTERING INTO THIS AMENDMENT, THE PARTIES HERETO HAVE STATED THE FOLLOWING:

Recitals

Pursuant to a notarized instrument dated May 15, 1996, received by Me. Burthe-Mique, Notaire Associé in Paris, EDL Hôtels granted a construction lease to Centre de Congrès Newport SAS, subject to conditions precedent, pursuant to which Centre de Congrès Newport SAS was to construct on a parcel of land of 11,600 m2 a building to be used as a convention center and its related premises.

Pursuant to a notarized instrument of crédit-bail immobilier (real estate financial lease) dated May 15, 1996, received by Me. Burthe-Mique, Notaire Associé in Paris (hereinafter referred to as the “Crédit-Bail”), Lessor leased to Lessee such convention center together with equipment and furniture.

Pursuant to the provisions of a memorandum of agreement (hereinafter referred to as “Memorandum of Agreement”) dated September 30, 2004, Euro Disney SCA, The Walt Disney Company and creditors of Euro Disney SCA agreed on a number of measures intended to restore the financial situation of the Euro Disney group. One of such measures is a deferral of principal maturities owed to the Lessor by the Lessee under the Crédit-Bail.

IN VIEW OF THE FOREGOING, the parties have established the following Amendment to the Crédit-Bail.

Amendment to the Crédit-Bail

Unless otherwise defined (or otherwise specified) herein, capitalized terms used herein shall have the meaning ascribed to them in the Memorandum of Agreement.

ARTICLE 1 – MODIFICATION OF THE REPAYMENT SCHEDULE

The parties acknowledge that Annex 1 hereto sets forth the current repayment schedule under the Crédit-Bail.  It has been substituted to the temporary repayment schedule that was attached as Annex 5 to the Crédit-Bail on the date of signature of the Crédit-Bail (such temporary repayment schedule referred to percentages of the Eligible Investment Amount (as defined in the Crédit-Bail) since exact amounts could not be determined at the date of signature of the Crédit-Bail).

Subject to the condition set forth in Article 3 below, the parties agree that this Annex 1 shall be replaced by the repayment schedule set forth in Annex 2 hereto, provided that the final term of this Crédit-Bail shall remain unchanged.

Any reference to Annex 5 in the Crédit-Bail should therefore be deemed a reference to Annex 2 hereto.

ARTICLE 2  – MODIFICATION OF ARTICLE 13.2

Subject to the condition set forth in Article 3 below, the parties agree that the first paragraph of Article 13.2 of the Crédit-Bail shall be replaced by the following:

“Lessee shall pay to Lessor the rental fee, plus VAT, in full semi-annually in arrears on January 1st and July 1st following the Effective Date and for the last rental fee, on the date of expiration of this Crédit-Bail or on the effective date of termination in the event of an early termination, with the exception of the principal amounts referred to in paragraph (iv) of Article 13.1 which shall be paid annually on July 1st of each year, or if July 1st of any year is not a business day, on the following business day.”

ARTICLE 3 – CONDITION PRECEDENT AND EFFECTIVE DATE

This Amendment to the Crédit-Bail is subject to the condition precedent that the Share Capital Increase Realization takes place no later than March 31, 2005.

Provided such condition precedent is met, this Amendment shall enter into effect on the Effective Date.

ARTICLE 4 – MISCELLANEOUS

4.1                                 Remaining Terms and Conditions.  Unless amended herein, all other terms and conditions of the Crédit-Bail shall remain in full force and effect.

4.2                                 Costs.  Lessee shall pay all costs, duties and fees pertaining to the execution and performance of this Amendment to the Crédit-Bail.

4.3                                 Domicile. For purposes of this Amendment to the Crédit-Bail, the parties elect domicile at their respective registered offices.

4.4                                 Jurisdiction.  This Amendment to the Crédit-Bail shall be governed by and interpreted in accordance with French law. All disputes arising in connection with this Amendment to the Crédit-Bail shall fall within the exclusive jurisdiction of the Tribunal de Grande Instance of Paris.

4.5                                 Notices.  All notices or other communications required under this Amendment to the Crédit-Bail shall be made according to the provisions of Article 30 of the Crédit-Bail.

IN WITNESS WHEREOF

Signatures follow.

EDL Hôtels SCA	Centre de Congrès Newport SAS
Mr. Jeffrey R. Speed	Mr. Jeffrey R. Speed

Annex 1 – Current Repayment Schedule

Annex 2 – New Repayment Schedule

Annex 1 – Current Repayment Schedule

Principal (01.01.2001)  =     23,319,821.27  euros

FY		Principal Repayments	Principal Balance
		(in Euros)

2002	4%	932,792.85	22,387,028.42
2003	4%	932,792.85	21,454,235.57
2004	4%	932,792.85	20,521,442.72
2005	4%	932,792.85	19,588,649.87
2006	5%	1,165,991.06	18,422,658.80
2007	5%	1,165,991.06	17,256,667.74
2008	6%	1,399,189.28	15,857,478.46
2009	6%	1,399,189.28	14,458,289.19
2010	6%	1,399,189.28	13,059,099.91
2011	7%	1,632,387.49	11,426,712.42
2012	7%	1,632,387.49	9,794,324.93
2013	8%	1,865,585.70	7,928,739.23
2014	8%	1,865,585.70	6,063,153.53
2015	8%	1,865,585.70	4,197,567.83
2016	9%	2,098,783.91	2,098,783.91
2017	9%	2,098,783.91	0.00

	100%	23,319,821.27	-23,319,821.27

Annex 2 – New Repayment Schedule

Date	Principal (Before Repayments)	Principal Repayments	Principal Balance

01/07/2005	20,521,443	0	20,521,443
03/07/2006	20,521,443	0	20,521,443
02/07/2007	20,521,443	0	20,521,443
02/07/2008	20,521,443	0	20,521,443
01/07/2009	20,521,443	0	20,521,443
01/07/2010	20,521,443	932,793	19,588,650
01/07/2011	19,588,650	1,165,991	18,422,659
02/07/2012	18,422,659	1,165,991	17,256,668
01/07/2013	17,256,668	1,399,189	15,857,478
01/0712014	15,857,478	1,399,189	14,458,289
01/07/2015	14,458,289	1,399,189	13,059,100
01/07/2016	13,059,100	1,632,387	11,426,712
01/07/2017	11,426,712	11,426,712	0